UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2012

Pegasystems Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  1-11859

Massachusetts	04-2787865
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

101 Main Street, Cambridge, Massachusetts 02142

(Address of principal executive offices, including zip code)

617-374-9600

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory

Arrangements of Certain Officers

(e) On February 18, 2012, the Compensation Committee of the Board of Directors of Pegasystems Inc. (the "Company") approved the 2012 Section 16 Officer/FLT Member Corporate Incentive Compensation Plan (the "Incentive Plan") and the 2012 base salaries and target bonus payments for the executive officers of the Company listed on Exhibit 99.2 to this Current Report on Form 8-K (the "Executive Officers"). The aggregate 2012 target bonus payments for Executive Officers are $875,500 (the "Aggregate Target Bonus Amount").

The Incentive Plan covers the period from January 1, 2012 through December 31, 2012 (the "Incentive Period"). The Incentive Plan is designed to establish a pool of funds to be available for making bonus payments to the Executive Officers if the Company achieves certain performance goals during the Incentive Period.  For purposes of the Incentive Plan, these goals are divided into two categories. The first category is comprised of the corporate financial goals related to revenue, bookings and profitability approved by the Board of Directors in connection with establishing the Company's 2012 annual budget. The second category is comprised of the qualitative strategic goals approved by the Board of Directors as part of the Company's 2012 annual strategic planning. Together, these two categories make up a single performance goal under the Incentive Plan (the "Corporate Performance Target"), with the financial goals being weighted 70% toward achievement of the Corporate Performance Target and the strategic goals being weighted 30% toward achievement of the Corporate Performance Target. The percentage achievement of the Corporate Performance Target (the "Funding Percentage") determines the extent to which the Incentive Plan is funded. The Incentive Plan will be funded with an amount equal to the Aggregate Target Bonus Amount multiplied by the Funding Percentage, except that if the Funding Percentage is less than 70% then the Incentive Plan will not be funded at all. If the Corporate Performance Target is exceeded, the percentage achievement of the Corporate Performance Target for purposes of funding the Incentive Plan is deemed equal to 100% plus an enhanced incentive as determined by the Board in its discretion.

Once the Funding Percentage has been determined, the actual incentive payment for each Executive Officer will be adjusted to reflect the individual's level of contribution to the Company's strategic goals, as determined by the Chief Executive Officer, in his discretion. The Chief Executive Officer and/or the Board reserves the right in his or its sole discretion to either increase or decrease the Funding Percentage and/or individual payout amounts.

For 2012, the Company will permit each Executive Officer to elect to receive a portion of his or her 2012 bonus equal to 50% of his or her target bonus payment in the form of restricted stock units ("RSUs") instead of in cash. For this purpose, RSUs will be valued at their fair value on the grant date. If elected, the equity grant will occur during the open trading period following the public release of the Company's 2011 financial results and will vest 100% on the Incentive Plan payout date in 2013 for all participants. Vesting is conditioned upon threshold funding of the Incentive Plan and, with respect to each Executive Officer, on his or her continued active employment with the Company. If these conditions are not met, the equity grant cannot be exercised by the Executive Officer and will expire.

The Executive Officers are also eligible for additional incentive compensation related to the achievement of certain operational objectives totaling $113,000, and Leon Trefler is also eligible for sales commissions of $240,000.

The foregoing summary description of the Incentive Plan is qualified in its entirety by reference to Exhibit 99.1 to this Current Report on Form 8-K. The 2012 base salaries and target bonus payments for the Executive Officers are attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

99.1 2012 Section 16 Officer/FLT Member Corporate Incentive Compensation Plan

99.2 2012 Executive Officers Base Salaries and Target Bonus Payments

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: February 22, 2012	By:	/s/ Shawn Hoyt
Shawn Hoyt
General Counsel and Secretary

Exhibit Index

Exhibit No. Description

99.1 2012 Section 16 Officer/FLT Member Corporate Incentive Compensation Plan

99.2 2012 Executive Officers Base Salaries and Target Bonus Payments